Exhibit 99.1

Press Release September 23, 2004
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Cash Dividend

FORT WAYNE, INDIANA, September 23, 2004 – Steel Dynamics, Inc. – (NASDAQ: STLD) announced today that its Board of Directors has declared the company’s second quarterly cash dividend.  The dividend of $0.075 (seven and one-half cents) per common share is payable October 12, 2004 to shareholders of record at the close of business on September 30, 2004. This second quarterly cash dividend reflects the company’s aim to continue to return a portion of its profits to its shareholders. The company is experiencing record profits this year, with third quarter results now believed to be close to the top end of the previously directed earnings range of between $1.80 and $2.00 per diluted share.

Founded in 1993, Steel Dynamics is a leader in the domestic steel industry.  The company owns and operates three steelmaking mini-mills and manufactures a wide array of steel products.  These offerings include flat rolled products, such as hot rolled, cold rolled and coated steels; structural products, such as wide-flange beams and h-piling; and bar products, including special-bar-quality, merchant shapes, and reinforcing bar.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Forward Looking Statements

This press release contains predictive statements about future events, including operation of existing and planned operations and future financial benefits the company may derive from these businesses. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.